Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

First Western Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	150,000	$20.91	$3,136,500.00	$153.10 per million dollars	$480.20
Total Offering Amounts					$3,136,500.00		$480.20
Total Fee Offsets					-	-	-
Net Fee Due							$480.20

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of shares of First Western Financial, Inc. (the “Company”) common stock, no par value (“Common Stock”), that may become issuable pursuant to the First Western Financial, Inc. Omnibus Incentive Plan, as amended and restated April 23, 2025 (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s Common Stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $20.91 per share, which is the average of the high and low sales prices of shares of Common Stock on The Nasdaq Stock Market LLC on June 16, 2025.